                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             KNIGHT-RIDDER, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[KNIGHT-RIDDER LOGO]


                                       KNIGHT-RIDDER, INC.
                                       ONE HERALD PLAZA, MIAMI, FLORIDA 33132



MARCH 12, 1996


TO OUR SHAREHOLDERS:

You are cordially invited to attend the Company's 1996 Annual Meeting of Shareholders which will be held on Tuesday, April 23, 1996, at 9:30 a.m. at the Hotel Inter-Continental, Miami, Florida.

Shareholders who attended past Annual Meetings have found them interesting and informative. We hope you will be able to attend.

Your vote is important. Whether or not you expect to attend the Annual Meeting, please sign, date and return the enclosed Proxy. A prompt return of your Proxy Card will be appreciated as it will save the expense of further mailings. If you do attend the Annual Meeting, you may still vote in person if you wish to.


Sincerely yours,


/s/ P. Anthony Ridder
---------------------
P. Anthony Ridder
Chairman of the Board
and Chief Executive Officer

KNIGHT-RIDDER, INC.
One Herald Plaza, Miami, Florida  33132

NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, APRIL 23, 1996

To the Shareholders of
KNIGHT-RIDDER, INC.

THE ANNUAL MEETING OF SHAREHOLDERS OF KNIGHT-RIDDER, INC. WILL BE HELD AT 9:30 A.M. AT THE HOTEL INTER-CONTINENTAL, 100 CHOPIN PLAZA, MIAMI, FLORIDA, ON TUESDAY, APRIL 23, 1996 FOR THE FOLLOWING PURPOSES:

1.   To elect 7 directors;

and to consider and vote upon:

2. A proposal recommended by the Board of Directors that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year 1996 (Proposal No. 1);

3. A proposal recommended by the Board of Directors that the Company amend its Employee Stock Option Plan to extend the period following death or disability during which an option may be exercised; and to limit the number of shares that may be optioned to any employee in a calendar year (Proposal No. 2); and

4. A shareholder proposal seeking redemption of rights issued pursuant to the Company's Shareholder Rights Plan (Shareholder Proposal);

and to transact such other business as may properly come before the meeting.

The accompanying Proxy Statement contains further information with respect to the matters to be acted upon at the meeting.

SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MARCH 4, 1996 ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE MEETING.


All proxies, ballots and vote tabulations that identify the vote of a shareholder will be kept confidential except to the extent necessary to allow the independent inspectors to tabulate the results of the vote or to meet applicable legal requirements.

You are invited to attend the meeting; however, if you do not expect to attend in person, you are urged to execute and return immediately the enclosed Proxy, which is solicited by the management. You may revoke your Proxy and vote in person should you attend the meeting.


By Order of the Board of Directors



/s/ Douglas C. Harris
---------------------
Douglas C. Harris
Vice President and Secretary

March 12, 1996

KNIGHT-RIDDER, INC.
ONE HERALD PLAZA, MIAMI, FLORIDA 33132


PROXY STATEMENT

1996 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, APRIL 23, 1996


SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Knight-Ridder, Inc. (the "Company") of Proxies for use at the Annual Meeting of Shareholders to be held at 9:30 a.m. on Tuesday, April 23, 1996 at the Hotel Inter-Continental, Miami, Florida for the purposes described in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, the accompanying Proxy card and the Annual Report of the Company for the year ended December 31, 1995 are being mailed together to shareholders for the first time on March 12, 1996.

Shares represented by a valid Proxy Card received in time for voting will be voted in accordance with the shareholder's instructions with respect to matters for which a ballot is provided in the Proxy. If no such instructions are specified, the Proxy will be voted FOR the election of the directors nominated by the Board of Directors, FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors (Proposal No. 1), FOR the amendments to the Employee Stock Option Plan (Proposal No. 2) and AGAINST the Shareholder Proposal.

Votes by shareholders will be confidential and not disclosed to the Company except as necessary to tabulate voting results or as required by law.

COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS

Each shareholder or shareholder's Proxy will be entitled to one vote for each share held of record on March 4, 1996 on all matters which may come before the meeting. On that date, 48,910,116 shares of the Company's Common Stock were outstanding and entitled to vote.

The following table sets forth information as of January 31, 1996 with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company.

                                                        SHARES
                                                     BENEFICIALLY   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS                    OWNED        CLASS
------------------------------------------------------------------------------

Southeastern Asset Management, Inc. ..................  6,431,239     13.19%
   6075 Poplar Avenue
   Memphis, TN  38119

Harris Associates L.P. ...............................  3,444,270      7.06%
   2 North LaSalle Street, #500
   Chicago, IL  60602

Regents of the University of California ..............  2,650,200      5.44%
   300 Lakeside Drive
   Oakland, CA  94612

John S. and James L. Knight Foundation ...............  2,630,541      5.40%
   Two South Biscayne Boulevard, #3800
   Miami, FL  33131

ELECTION OF DIRECTORS

The Company's Charter provides for a Board of Directors divided into three classes having staggered three-year terms. Seven directors are to be elected at the 1996 Annual Meeting, five to hold office until the 1999 Annual Meeting of Shareholders and two to hold office until the 1998 Annual Meeting of Shareholders.

The individuals nominated by the Board of Directors to stand for election at the 1996 Annual Meeting for three-year terms are James I. Cash, Jr., who was elected to the Board at the September, 1995 Board Meeting, Randall L. Tobias, who was elected by shareholders at the 1994 Annual Meeting of Shareholders and Jesse Hill, Jr., Thomas L. Phillips and P. Anthony Ridder, all of whom were elected by shareholders at the 1993 Annual Meeting.

Joan Ridder Challinor, who was elected by shareholders at the 1993 Annual Meeting and John C. Fontaine, who was elected to the Board at the June, 1995 Board Meeting, were nominated by the Board of Directors to stand for election for two-year terms.

The nominations of Mrs. Challinor and Mr. Fontaine for two-year terms were to comply with the Bylaw requirement that, to the extent practicable, the classes of directors be of equal size.

James K. Batten, former Chairman of the Board and Chief Executive Officer of the Company, whose term would have continued until the 1998 Annual Meeting, died in June, 1995. Ben R. Morris and Eric Ridder, whose terms expire in 1996, did not stand for re-election.

The other seven directors who were elected at prior Annual Meetings will continue to serve their respective terms.

Proxies will be voted for the election of the seven nominees of the Board of Directors unless instructions are given on the Proxy to withhold authority to vote for one or more of the nominees.

Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxyholders in their discretion for another person should that occur unless the Board acts to reduce the number of directors to be elected.

            NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS ENDING 1999


[PHOTO]  JAMES I. CASH, JR., age 48                          Director since 1995
         James E. Robison Professor of Business Administration
         Harvard University, Graduate School of Business Administration

         Professor Cash graduated from Texas Christian University. He received a Master of Science degree in Computer Science and his Ph.D. in Management Information Systems from Purdue University. He has been a member of the Harvard Business School Faculty since 1976. Professor Cash is a trustee of Massachusetts General Hospital, Texas Christian University and the Massachusetts Computer Software Council. He is a director of Cambridge Technology Partners, State Street Bank and Trust and Tandy Corporation. Mr. Cash serves on the Environmental Affairs Committee.




[PHOTO]  JESSE HILL, JR., age 69                             Director since 1980
         Chairman and Chief Executive Officer of
         Atlanta Life Insurance Co.

         A native of St. Louis, Mr. Hill graduated from Lincoln University of Missouri and received a Master of Business Administration degree from the University of Michigan. Mr. Hill has been with Atlanta Life Insurance Co. since 1949. He became President and Chief Executive Officer in 1973. He is Chairman of the Board of the Martin Luther King Center for Nonviolent Social Change. He serves on the boards of Delta Air Lines, Inc.; Trust Company of Georgia; and National Service Industries, Inc. He is Chairman of the Audit Committee and serves on the Finance Committee.



[PHOTO]  THOMAS L. PHILLIPS, age 71                          Director since 1983
         Retired Chairman and Chief Executive
         Officer of the Raytheon Company

         Mr. Phillips graduated and received a master's degree from Virginia Polytechnic Institute. He has honorary degrees from eight universities. He joined Raytheon in 1948 and served as Chief Executive Officer from 1968 to March 1991 and Chairman of the Board from 1975 to March 1991, when he retired. He is a director of Digital Equipment Corporation, Raytheon Company and John Hancock Financial Services and is a trustee of State Street Funds, Massachusetts General Hospital and Gordon College. He is Chairman of the Finance Committee and serves on the Compensation Committee.



[PHOTO]  P. ANTHONY RIDDER, age 55                           Director since 1987
         Chairman of the Board and
         Chief Executive Officer of the Company

         Mr. Ridder graduated from the University of Michigan. He spent the early part of his newspaper career in various editorial and business capacities at several of the Company's newspapers and joined the San Jose Mercury News in 1964. He served as its general manager until 1977 when he was named Publisher. In 1986, Mr. Ridder became President of the Newspaper Division of the Company and in 1989, he became President of the Company. He was named Chief Executive Officer and Chairman of the Board in 1995. He is a director of the Seattle Times Company, the United Way of Dade County and the Florida International University Foundation. He is Chairman of the Operating and Executive Committees and serves on the Environmental Affairs Committee.



[PHOTO]  RANDALL L. TOBIAS, age 54                           Director since 1994
         Chairman and Chief Executive Officer
         Eli Lilly & Co.

         Mr. Tobias is a graduate of Indiana University. He is Chairman of the Board and Chief Executive Officer of Eli Lilly and Company. Prior to joining Lilly in 1993, he served as Vice Chairman of the Board of American Telephone and Telegraph Company ("AT&T") since 1986 and as Chairman and Chief Executive Officer of AT&T International (an AT&T subsidiary) since 1991. He joined AT&T in 1964. Mr. Tobias is a director of Phillips Petroleum Company and Kimberly-Clark Corporation. He is a trustee of Duke University, the Colonial Williamsburg Foundation, and the Indiana University Foundation and serves on the boards of The Business Roundtable, the Business Council, the Indianapolis Museum of Art and the Indianapolis Symphony Orchestra. Mr. Tobias serves on the Environmental Affairs Committee.

            NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS ENDING 1998


[PHOTO]  JOAN RIDDER CHALLINOR, age 68                       Director since 1989
         Director of Various Educational
         Organizations

         Dr. Challinor attended Wells College and received her Ph.D. in History from The American University, Washington, D.C. She is a presidential appointee to the U.S. National Commission on Libraries and Information Science, a board member of a number of educational organizations, including the French-American Foundation and the Schlesinger Library on the History of Women at Radcliffe College (chairperson), and is a member of the Editorial Advisory Committee of the Adams Papers. She serves on the Audit, Environmental Affairs and Nominating Committees.



[PHOTO]  JOHN C. FONTAINE, age 64                            Director since 1995
         President of the Company

         Mr. Fontaine graduated from the University of Michigan and the Harvard Law School. For a number of years he was a partner in the New York law firm of Hughes Hubbard & Reed. He joined the Company as Senior Vice President and General Counsel in 1987. Thereafter, he has served in various executive capacities, becoming President in 1995. Mr. Fontaine is Chairman of the Samuel H. Kress Foundation and is a member of the Trustees' Council of the National Gallery of Art and the Board of the Florida Philharmonic. He serves on the Executive Committee.



[PHOTO]  ALVAH H. CHAPMAN, JR., age 74                       Director since 1962
         Former Chairman of the Board and                      Term Expires 1997
         Chief Executive Officer of the Company

         Mr. Chapman graduated and received an honorary degree from the Citadel, as well as honorary degrees from four other universities.
         Mr. Chapman joined the Company in 1960 and held various executive positions; from 1976 until 1988 he served as Chief Executive Officer, and from 1982 until 1989 he served as Chairman of the Board. Mr. Chapman is a director of Northern Trust Bank of Florida, N.A. and a trustee of the John S. and James L. Knight Foundation. He also is Chairman of Community Partnership for Homeless, Inc. and a Director of Community Anti-Drug Coalitions of America, the Miami Coalition for a Safe and Drug Free Community and Florida International University Foundation and Advisory Director of We Will Rebuild, a not-for-profit organization dedicated to assisting South Florida rebuild after the damage of Hurricane Andrew. He serves on the Executive Committee of the Board and on the Executive and Nominating Committees.



[PHOTO]  PETER C. GOLDMARK, JR., age 55                      Director since 1990
         President of The Rockefeller Foundation               Term Expires 1997

         Mr. Goldmark graduated from Harvard College. He has served as President of The Rockefeller Foundation since 1988. From 1985 to 1988, he was Senior Vice President of Times Mirror Company, and prior to that, held posts as Executive Director of the Port Authority of New York and New Jersey, Director of Budget for the State of New York, and Secretary of Human Services for the Commonwealth of Massachusetts. He is a director of the Dreyfus Third Century Fund and a member of the Council on Foreign Relations. He serves on the Finance and Nominating Committees.

[PHOTO]  BARBARA BARNES HAUPTFUHRER, age 67                  Director since 1979
         Director of Various Public Companies                  Term expires 1997

         Mrs. Hauptfuhrer graduated from Wellesley College. She is a director of The Vanguard Group of Investment Companies and all of the mutual funds in the Group; The Great Atlantic & Pacific Tea Co.; Massachusetts Mutual Life Insurance Company; Alco Standard Corporation; and the Raytheon Company. She serves as a Trustee Emerita of Wellesley College. She is a director of the Ladies Professional Golf Association. She chairs the Nominating Committee and serves on the Compensation Committee.



[PHOTO]  WILLIAM S. LEE, age 66                              Director since 1990
         Retired Chairman and President of                     Term expires 1997
         Duke Power Co.

         Mr. Lee graduated from Princeton University. Until his retirement in 1994, he was Chairman and President of Duke Power Co. in Charlotte, N.C., which he joined in 1955. In 1994, he became Chairman Emeritus of Duke Power. He is a director of J.P. Morgan & Co., Morgan Guaranty Trust Co., the Liberty Corporation and Texas Instruments. Mr. Lee is Chairman of the Environmental Affairs Committee and serves on the Compensation Committee.



[PHOTO]  C. PETER McCOLOUGH, age 73                          Director since 1982
         Former Chairman and Chief Executive                   Term expires 1998
         Officer of Xerox Corporation

         A native of Halifax, Nova Scotia, Mr. McColough, following a career in sales, served as President of Xerox from 1966 through 1971 and as Chief Executive Officer from 1968 through May 1982. He serves as a director of Union Carbide Corporation. He serves on the Compensation, Nominating and Environmental Affairs Committees.



[PHOTO]  GONZALO F. VALDES-FAULI, age 49                     Director since 1992
         Regional Chief Executive                              Term expires 1998
         Barclays Bank PLC

         Mr. Valdes-Fauli was born in Havana, Cuba in 1946. He graduated from Spring Hill College in Mobile, Alabama and received his master's degree from Thunderbird Graduate School for International Management. He has spent his professional life in banking, specializing in international matters. He joined Barclays Bank in 1980. He is a trustee and member of the Executive Committee of the University of Miami and a director of Blue Cross/Blue Shield of Florida. Mr. Valdes-Fauli serves on the Finance and Audit Committees.



[PHOTO]  JOHN L. WEINBERG, age 71                            Director since 1969
         Senior Chairman                                       Term expires 1997
         Goldman, Sachs & Co.

         Mr. Weinberg graduated from Princeton University. He received a Master of Business Administration degree from Harvard Business School. He has served as an investment banker with Goldman, Sachs & Co. since 1950. He was senior partner of The Goldman Sachs Group, L.P. and its principal affiliate, Goldman Sachs & Co. until November 30, 1990 when he retired as a general partner and became Senior Chairman of The Goldman Sachs Group, L.P. In July, 1991, he became Senior Chairman of Goldman, Sachs & Co. Mr. Weinberg is a director of Champion International Corporation; The B.F. Goodrich Company and The Seagram Company Ltd. He is a member of The Business Council. Mr. Weinberg is Chairman of the Compensation Committee and serves on the Executive Committee of the Board.

SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information with respect to the shares of the Company's Common Stock beneficially owned as of January 31, 1996 by each director and by each other member of management named in the table on page 11 and by all directors and officers as a group. None of such persons beneficially owned more than 1% of the Company's Common Stock except for Mr. Eric Ridder, who beneficially owned 2.2%. All directors and officers of the Company as a group beneficially owned 10.2% of the Company's Common Stock.

                                                                              TOTAL NUMBER OF SHARES
                                                                                  OF COMMON STOCK
                                   SHARES OTHER THAN        SHARES SUBJECT       BENEFICIALLY OWNED
  NAME                               OPTION SHARES          TO OPTIONS (1)            (1) (2)
----------------------------------------------------------------------------------------------------
Joan Ridder Challinor ............        56,585                                       56,585  (4)
James I. Cash ....................             0                                            0
Alvah H. Chapman, Jr. ............       129,352                                      129,352  (3)
Mary Jean Connors ................         3,497                  33,784               37,281  (3)
John C. Fontaine .................         4,924                  50,667               55,591  (3)
Peter C. Goldmark, Jr. ...........           200                                          200
Barbara B. Hauptfuhrer ...........         1,200                                        1,200  (5)
Jesse Hill, Jr. ..................           800                                          800
Ross Jones .......................         2,142                  24,667               26,809
William S. Lee ...................           700                                          700
C. Peter McColough ...............           400                                          400
Ben R. Morris ....................        82,500                                       82,500  (3)
Thomas L. Phillips ...............         1,200                                        1,200
Eric Ridder ......................     1,110,534                                    1,110,534  (6)
P. Anthony Ridder ................        65,651                 185,334              250,985  (3)
Patrick J. Tierney ...............           297                  31,667               31,964
Randall L. Tobias ................         1,000                                        1,000
Gonzalo F. Valdes-Fauli ..........           600                                          600
John L. Weinberg .................        14,000                                       14,000
All directors and officers as
  a group (36) ...................     4,443,162                 601,117            5,044,279  (7)

__________________________

(1) For purposes of computing the amounts and percentages shown, the number of shares of Common Stock outstanding includes any shares which may be acquired by a named person or group upon the exercise of stock options which may be exercised within sixty days after January 31, 1996.

(2) Except as otherwise indicated, the beneficial owner has sole voting and investment power.

(3) Includes shares owned by, or jointly held with, spouses as follows: Mr. Chapman -- 7,682 shares owned jointly with Mrs. Chapman; Ms. Connors -- 1,056 shares owned by Mr. Geoffrey Tomb, her spouse; Mr. Fontaine -- 2,996 shares owned jointly with Mrs. Fontaine; Mr. Morris -- 2,100 shares owned by Mrs. Morris; Mr. P. Anthony Ridder -- 1,296 shares owned by Mrs. Ridder. Ms. Connors and Messrs. Morris and P. Anthony Ridder disclaim beneficial ownership of the shares owned by their respective spouses. Messrs. Chapman and Fontaine share voting and investment power with their respective spouses as to those shares owned jointly.

(4) Does not include 52,500 shares owned by a trust in which Mrs. Challinor has an income interest; she has neither the power to vote these shares nor the power to direct their disposition and she disclaims beneficial ownership of them.

(5) Does not include shares owned by The Vanguard Group of Investment Companies or the mutual funds in the Group, of which Mrs. Hauptfuhrer is a director.
Mrs. Hauptfuhrer disclaims beneficial ownership of such shares.

(6) Includes 353,804 shares held by Mr. Eric Ridder as a trustee as to which he shares voting power. Mr. Ridder disclaims beneficial ownership of 171,708 of such shares.

(7) Includes 2,630,541 shares held by the John S. and James L. Knight Foundation as to which Mr. Chapman shares voting and investment power and disclaims beneficial ownership. Also includes 300,000 shares held by the Company's Retirement Plan as to which voting and dispositive power is exercised by the Investment Committee under the Plan which includes certain officers of the Company. Each member of the Committee disclaims beneficial ownership of the 300,000 shares.

BOARD COMMITTEES

The Board of Directors conducts its business through meetings of the Board and the activities of its Committees. The active standing Committees of the Board are the Nominating Committee, the Compensation Committee, the Audit Committee, the Finance Committee and the Environmental Affairs Committee.

The Nominating Committee reviews the composition of the Board and recommends changes in its membership as and if needed. During 1995, the Committee was comprised of Barbara B. Hauptfuhrer, Chairperson, Joan Ridder Challinor, Alvah
H. Chapman, Jr., Peter C. Goldmark, Jr. and C. Peter McColough. The Committee met three times in 1995.

The Committee considers nominees for the Board of Directors recommended by shareholders. A shareholder wishing to submit a recommendation for the Board should mail his or her recommendation to the Committee at the Company's Executive Offices, One Herald Plaza, Miami, Florida 33132. A shareholder wishing to nominate a person for election to the Board at an Annual Meeting must notify the Secretary at least 120 days prior to the first anniversary of the date of the Company's Proxy Statement relating to the immediately preceding Annual Meeting.

The Compensation Committee approves salary levels of all corporate officers of the Company and incentive compensation for certain senior officers of the Company. It also authorizes grants under the Company's Employee Stock Option Plan. During 1995, the Committee was comprised of John L. Weinberg, Chairman, Barbara B. Hauptfuhrer, William S. Lee, C. Peter McColough and Thomas L. Phillips, all of whom are outside directors. The Committee met five times in 1995.

The Audit Committee, which in 1995 was comprised of Jesse Hill, Jr., Chairman, Joan Ridder Challinor, Ben R. Morris, Eric Ridder and Gonzalo F. Valdes-Fauli, reviews the activities of the internal audit staff, the independent auditors' report and the qualifications, performance and independence of the independent auditors, and makes recommendations to the Board respecting these matters. Both the internal and the independent auditors have free access to the Committee and, from time to time, the Committee directs them to carry out special assignments. The Committee met twice in 1995.

The Finance Committee periodically reviews the Company's financial position and capital structure and makes recommendations to the Board concerning financings. The Finance Committee, which met once in 1995, was comprised of Thomas L. Phillips, Chairman, Peter C. Goldmark, Jesse Hill, Jr., Ben R. Morris, Eric Ridder and Gonzalo F. Valdes-Fauli.

The Environmental Affairs Committee oversees the policies of the Company formulated to carry out the Company's commitment to preserving the natural environment of the communities it serves and the safety of its workplaces. The Committee consists of William S. Lee, Chairman, Joan Ridder Challinor, C. Peter McColough, P. Anthony Ridder, Randall L. Tobias and James I. Cash, Jr. The Committee met once in 1995.

In 1995, the Board of Directors met eight times. Each of the nominees for election at the Annual Meeting and each of the continuing directors (other than Mr. McColough) attended at least 75% of the meetings of the Board and of the Committees of the Board on which he or she served and was eligible to attend. Mr. McColough attended 70% of the meetings that he was entitled to attend.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Weinberg, Lee, McColough and Phillips and Mrs. Hauptfuhrer served as members of the Company's Compensation Committee during 1995. None of them was or is an officer or employee of the Company or any of its subsidiaries. None of the Company's executive officers served on the compensation committee or board of a company of which a member of the Company's Compensation Committee or other director of the Company was an executive officer or an executive officer of that company was one of the Company's directors.

John L. Weinberg was Senior Partner of The Goldman Sachs Group, L.P. and its principal affiliate, Goldman, Sachs & Co., until November 30, 1990 when he retired as a general partner and became Senior Chairman of The Goldman Sachs Group, L.P. In July 1991, he became Senior Chairman of Goldman, Sachs & Co. Goldman, Sachs & Co. is an investment banking firm that regularly performs services for the Company such as acting as a financial advisor and serving as principal or agent for the Company in the purchase and sale of securities. In the future, Goldman, Sachs & Co. may be called upon to provide similar or other services for the Company.

Barbara B. Hauptfuhrer is a director of The Vanguard Group of Investment Companies. The Vanguard Group of Investment Companies provides continuing services in connection with administering and investing funds in the Investment Savings (401(k)) Plan of the Company.

EXECUTIVE COMPENSATION

SUMMARY

Decisions affecting the compensation of senior management of the Company are made on behalf of the Board of Directors by the Compensation Committee, which is composed entirely of outside directors.

This section of the Proxy Statement discusses the compensation awarded by the Committee for 1995 services to the Company's Chairman of the Board and Chief Executive Officer, Mr. Ridder, his predecessor, Mr. Batten, and the four management members of the Company's Executive Committee who are the company's senior policymaking executives -- Mr. Fontaine, President of the Company; Mr. Jones, Senior Vice President & CFO; Mr. Tierney, Vice President and President of Knight-Ridder Information, Inc.; and Ms. Connors, Vice President - Human Resources. The discussion includes a report of the Compensation Committee regarding the Company's compensation policies and explaining the standards applied in determining compensation to Mr. Ridder and Mr. Batten.

The Compensation Committee report is followed by tables that summarize the compensation of members of senior management for the past three years, stock options granted to and exercised by senior management in 1995 and the estimated pension benefits that senior management will receive upon retirement. The section concludes with a graph that compares the total return on the Company's stock over the past five years with the total return on stocks of other publicly held newspaper companies (including the Company) and on the stocks of the companies which make up the S&P 500 Stock Index.

COMPENSATION COMMITTEE REPORT

The following is a report of the Compensation Committee to the Knight-Ridder shareholders:

Compensation Policies. The Committee operates on the principle that the compensation opportunities of Knight-Ridder's executive officers, including its chief executive officer and the other executive officers named in the table on page 11, should be competitive with compensation of senior executives at comparable companies. The Committee has a policy of basing a significant portion of the cash compensation of senior executive officers on the operating performance of the Company. In addition, the Committee administers the Company's Stock Option Plan, under which an executive's compensation is directly dependent on the performance of the Company's stock.

Salary and bonus make up the current compensation of senior executives. Stock options comprise the long-term compensation program. The Company has no other compensation programs for senior executives.

1995 Compensation Review. During 1995, the Committee reviewed the Company's executive compensation program with the assistance of Strategic Compensation Associates, specialists in executive compensation. Among other things, the Committee reviewed data comparing the compensation of executives of the Company with that of the other companies included in the performance graph on page 14, as well as with a broader range of newspaper and media companies.

Data for 1990 - 1994, the period covered by the inquiry, showed that over those five years, salary levels and stock option compensation of Company executives were comparable to the median compensation paid by both groups of comparative companies, but that over the same period the cash bonuses of Company executives were lower than the median paid by the comparative companies.

The Committee establishes senior executive salaries based on its review of the executive's performance and compensation history and information regarding salary levels at comparable companies. It awards cash bonuses under, or taking into consideration, the Company's Incentive Compensation Plan, which was reviewed and revised effective with 1994 bonus awards.

Incentive Compensation. Under the Incentive Compensation Plan, participants are eligible for cash bonuses ranging from 25% of salary in the case of participants whose annual salary is less than $50,000 to 50% in the case of those whose salary exceeds $250,000. Thirty-five percent of an executive's bonus potential is tied to his or her performance of individual objectives established at the beginning of each year and 65% of the executive's bonus potential is tied to the financial performance of the Company or one of its operating units compared to budget.

If the Company or operating unit meets its financial budget, the executive would receive 100% of that part (65%) of the potential bonus tied to financial performance; performance below or exceeding budget would result in payment ranging from 10% of the targeted bonus (in the case of financial performance equal to 91% of budget) to 150% of the targeted bonus (if the budget is exceeded by 10%).

Messrs. Jones and Tierney and Ms. Connors are participants in the Plan. Although Mr. Batten was not and Messrs. Ridder and Fontaine are not participants in the Plan, the Committee considers the criteria and standards under the Plan in determining their bonuses.

In 1995, cash bonuses for Messrs. Batten, Ridder, Fontaine, and Jones and Ms. Connors were based upon the Company's operating profit in comparison to its budget and upon an assessment of individual performance during the year. Mr. Tierney is President of Knight-Ridder Information, Inc., a subsidiary of the Company; the financial performance portion of his bonus was based upon the financial performance of Knight-Ridder Information, Inc. Mr. Tierney also received a special bonus of $50,000 for serving, during a part of 1995, as acting President of Knight-Ridder Financial, Inc., in addition to his duties as President of Knight-Ridder Information, Inc.

In the case of participants in the Plan, specific individual performance goals were set at the beginning of the year and performance against the goals measured at the end of the year. The individual overall performance of Messrs. Batten, Ridder and Fontaine was judged by the Committee on a subjective basis.

The Company's operating profit was adversely affected in 1995 by the prolonged strike against the Company's Detroit newspaper. After careful consideration, the Committee concluded that because the objectives of management in dealing with the strike were in the long-term interests of the Company and its shareholders, the potential impact of losses at the Detroit newspaper on incentive compensation payments should be mitigated. The Compensation Committee determined that the bonuses of Plan participants at the Company's operating companies should not be affected by the Detroit strike, but that the portion of the bonuses of Company officers, including those listed in the table on page 11, related to the operating profit of the Company, should be calculated excluding the impact of financial results in Detroit and then reduced by 50%.

1995 Compensation of the Chief Executive Officer. Mr. Ridder succeeded Mr. Batten as Chief Executive Officer on March 24, 1995 and as Chairman on July 21, 1995 following Mr. Batten's death on June 24, 1995. Mr. Ridder's salary was increased from $525,000 to $625,000 effective March 24, 1995. In December the Committee authorized an increase in his salary to $725,000 effective March 1, 1996. Based on studies available to the Committee, we believe that Mr. Ridder's salary after this increase will continue to be somewhat below the median salary paid by comparable companies.

Mr. Ridder was awarded a bonus for 1995 of $195,000, compared to $315,000 for 1994. As we noted above, Mr. Ridder is not a formal participant in the Company's Incentive Compensation Plan although the Committee has for a number of years, including 1995, taken into account the criteria that would have been applicable to him had he been a Plan participant, including the impact of the Detroit strike. In 1995, the Company achieved 101% of its operating profit budget, excluding the impact of the Detroit strike. The maximum bonus that Mr. Ridder could have received under the Plan (maximum bonus with adjustment for the impact of the Detroit strike comparable to that made in the case of other Company officers), in light of that level of Company operating profit performance, was $208,124. The maximum bonus Mr. Ridder could have received, had he been a Plan participant and had the Company achieved 110% of its operating profit budget, was $398,935.

The Committee granted Mr. Ridder a 1995 stock option covering 35,000 shares. As we noted above, the comparative data we reviewed indicated that a grant of this size was comparable to the median long-term compensation in comparable companies and it is the policy of the Committee to make grants in that range.

Mr. Batten was ill in 1995 and was not able to perform all of his responsibilities on a full-time basis. Until he relinquished the position of chief executive officer on March 24, he participated in major decisions requiring senior management attention. After that date, he continued as Chairman and consulted with Mr. Ridder and other members of the Company's senior management group on various matters until shortly before his death in June. The Committee authorized an increase in Mr. Batten's salary effective March 24, 1995 to $695,000 from $665,000, which it had been since April 1, 1994. The Committee granted Mr. Batten a bonus of $100,000 for 1995; the Committee took into account the same criteria it employed in awarding Mr. Ridder's bonus, as well as the fact that Mr. Batten was employed for approximately half of the year. Mr. Batten did not receive a stock option grant in 1995.

Other Officers. The compensation of Messrs. Fontaine, Jones, Tierney and Ms. Connors was determined in accordance with the policies discussed earlier in this report. As in the case of Mr. Ridder, the amounts of their bonuses were directly related to operating profit performance compared to the 1995 operating budget and also reflected assessments of their individual performances.

Tax Considerations. Provisions of the federal tax law deny a company a tax deduction to the extent an executive's total compensation (excluding certain categories of compensation) in any year exceeds $1 million. It is the policy of the Company to defer payment of that portion of an executive's cash compensation which might exceed the $1 million limit.


All members of the Committee concur and join in this report to the Knight-Ridder shareholders.


John L. Weinberg, Chairman
Barbara Barnes Hauptfuhrer
William S. Lee
C. Peter McColough
Thomas L. Phillips

SENIOR EXECUTIVE COMPENSATION

The following table summarizes the compensation during the past three years of the chief executive officer, his predecessor and each of the four management members of the Company's Executive Committee in 1995, who are the Company's senior policy-making executives.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                     ANNUAL COMPENSATION                   COMPENSATION
                                              -----------------------------------------    -------------
                                                                              OTHER           STOCK             ALL
                                                                              ANNUAL          OPTION           OTHER
                                                SALARY       BONUS         COMPENSATION       AWARDS        COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR       ($)        ($)(1)           ($)(2)(3)     (# OF SHARES)      ($)(2)(4)
------------------------------------------------------------------------------------------------------------------------
P. Anthony Ridder (5) ...........     1995     602,996     195,000               --            35,000           12,079
  Chairman and CEO                    1994     518,000     315,000               --            28,000            8,808
                                      1993     490,750     134,000               --            25,000            8,449

James K. Batten (5) .............     1995     340,692     100,000               --                --            8,725
  Former Chairman and CEO             1994     656,250     325,000               --            35,000           14,415
                                      1993     622,500     170,000               --            30,000           13,239

John C. Fontaine ................     1995     463,834     150,000               --            25,000           13,865
  President                           1994     430,180     265,000               --            20,000           14,187
                                      1993     390,000     105,000               --            18,000           12,497

Ross Jones (6) ..................     1995     381,167     127,738               --            17,000            7,505
  Senior Vice President and CFO       1994     364,167     196,458               --            14,000            8,243
                                      1993     297,051     159,872          126,383            20,000            2,350

Patrick J. Tierney (6) ..........     1995     384,607     229,266               --            12,000            7,582
  Vice President and President of     1994     321,676     145,302               --            11,000            6,027
  Knight-Ridder Information, Inc.     1993     284,500     154,880               --            10,000            5,434

Mary Jean Connors ...............     1995     262,500      84,295               --            12,000            5,201
  Vice President/Human Resources      1994     237,500     119,205               --            10,000            5,125
                                      1993     212,500      51,924               --             8,000            5,045
------------------------------------------------------------------------------------------------------------------------


(1) The 1993 bonus shown for Mr. Jones includes $75,000 paid to Mr. Jones when he joined the Company. The 1995 bonus shown for Mr. Tierney includes $50,000 in recognition of his service for part of the year as acting President of Knight-Ridder Financial, Inc. See the discussion at page 9 regarding the effect of the Detroit strike on the bonuses of Messrs. Ridder, Batten, Fontaine and Jones and Ms. Connors.

(2) The Company does not have a restricted stock plan or any long-term incentive plan other than its Employee Stock Option Plan. Except as disclosed in tables in this proxy statement, none of the named officers received a perquisite or benefit in 1995 in an amount exceeding established reporting thresholds.

(3) The amount shown for Mr. Jones for 1993 relates to expenses incurred by the Company in connection with his move to Miami when he joined the Company.

(4) In the case of each executive, the amounts shown represent Company contributions to the Company's Investment Savings (401(k)) Plan and the cost of insurance on the life of the executive named. The 401(k) contributions in 1995 were as follows: Mr. Ridder -- $4,500; Mr. Batten -- $4,500; Mr. Fontaine -- $4,500; Mr. Jones -- $4,500; Mr. Tierney -- $4,620; and Ms. Connors -- $4,500.
The life insurance amounts in 1995 were as follows: Mr. Ridder -- $7,579; Mr. Batten -- $4,225; Mr. Fontaine -- $9,365; Mr. Jones -- $3,005; Mr. Tierney -- $2,962; and Ms. Connors -- $701.

(5) Mr. Batten served as Chairman and CEO until March 24, 1995 and as Chairman until his death on June 24, 1995. Mr. Ridder became CEO on March 24, 1995 and Chairman on July 21, 1995.

(6) Mr. Jones became an officer of the Company on February 23, 1993. Mr. Tierney became an officer of the Company on June 22, 1995.

STOCK OPTIONS GRANTED

The Company's long-term incentive program consists of its Employee Stock Option Plan pursuant to which the Compensation Committee may grant key executives options which give the executive the right in the succeeding ten years to purchase shares of the Company's stock at the market price at the option grant date. The options granted in 1995 are exercisable in three equal installments vesting over a three-year period from the date of grant.

Options permit executives who contribute to the performance of the Company and the market price of its stock to benefit along with the shareholders in increases in the value of the stock.

The following table sets forth information regarding stock options granted in 1995 to each of the executive officers named earlier in the Summary Compensation Table.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                   Number of        % of Total
                                  Securities          Options
                                  Underlying        Granted to         Exercise                             Grant Date
                                    Options        Employees in         Price          Expiration          Present Value
  Name                              Granted         Fiscal Year        ($/share)           Date                 ($)
------------------------------------------------------------------------------------------------------------------------
P. Anthony Ridder .............      35,000            5.27%             64.75           13-Dec-2005           575,050
James K. Batten ...............           0             0.0%               --                 --                  --
John C. Fontaine ..............      25,000            3.76%             64.75           13-Dec-2005           410,750
Ross Jones ....................      17,000            2.56%             64.75           13-Dec-2005           279,310
Patrick J. Tierney ............      12,000            1.80%             64.75           13-Dec-2005           197,160
Mary Jean Connors .............      12,000            1.80%             64.75           13-Dec-2005           197,160

The "grant date present value" shown is a hypothetical value based upon application of the "Black-Scholes" model which often is used to estimate the market value of transferable options by calculating the probability, based on the volatility of the stock subject to the options, that the stock price will exceed the option exercise price at the end of the option term. The assumptions used in calculating the Black-Scholes value of the options were expected volatility of 14%, risk-free return of 5.76%, a dividend yield of 2.4% and vesting of exercisability in equal annual installments over a three-year period from the date of grant.

The Company's stock options are not transferable and, the Black-Scholes estimate notwithstanding, an option granted under the Stock Option Plan will have value to the optionee only if and to the extent the market price of the Company's stock rises above the market price on the date the option was granted.

STOCK OPTIONS EXERCISED

The following table summarizes information regarding stock options exercised in 1995 by each of the officers named in the table on page 11 and the number of unexercised options held by them at the end of the year.

             AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END STOCK OPTION VALUES

                                                                                             Number of
                                                                                             Securities               Value of
                                                                                             Underlying              Unexercised
                                                                                            Unexercised            In-the-money
                                                                                             Options at              Options at
                                                      Shares                                   Fiscal                  Fiscal
                                                   Acquired on               Value           Year-end (#)          Year-end ($)(1)
                                                     Exercise              Realized          Exercisable/            Exercisable/
        Name                                            (#)                   ($)            Unexercisable           Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
P. Anthony Ridder .......................             20,000                341,394          185,334/53,666        2,217,904/249,657
James K. Batten (2) .....................            350,000              3,322,937                 --                      --
John C. Fontaine ........................               --                     --             50,667/38,333          295,296/178,328
Ross Jones ..............................               --                     --             24,667/26,333          122,171/124,828
Patrick J. Tierney ......................               --                     --             31,667/19,333           252,171/98,078
Mary Jean Connors .......................                675                 11,510           33,784/18,666           342,373/89,157
------------------------------------------------------------------------------------------------------------------------------------


(1) The amount shown is the amount by which the market value at year-end of all shares subject to unexercised options exceeded the exercise price of those options.

(2) As noted earlier, Mr. Batten died in June, 1995. Under the provisions of the Stock Option Plan, his estate had six months within which to exercise any options that he held at the time of his death. Following his death, his estate exercised 325,000 options. Mr. Batten had exercised 25,000 options in January, 1995.

PENSION BENEFITS

The following table sets forth the annual benefits payable as a straight-life annuity under the Company's retirement program to an officer retiring in 1995 at age 65 with a specified combination of final average earnings (salary and bonus) and years of service with the Company. The benefits shown are not subject to any deduction for social security.

                               PENSION PLAN TABLE

                                                                     YEARS OF SERVICE
                                --------------------------------------------------------------------------------------
REMUNERATION                       15              20              25              30             35             40
----------------------------------------------------------------------------------------------------------------------
$  125,000 .............         35,676          41,319          46,961          52,603         55,728         58,853
   200,000 .............         58,176          67,569          76,961          86,353         91,353         96,353
   300,000 .............         88,176         102,569         116,961         131,353        138,853        146,353
   400,000 .............        118,176         137,569         156,961         176,353        186,353        196,353
   450,000 .............        133,176         155,069         176,961         198,853        210,103        221,353
   500,000 .............        148,176         172,569         196,961         221,353        233,853        246,353
   550,000 .............        163,176         190,069         216,961         243,853        257,603        271,353
   600,000 .............        178,176         207,569         236,961         266,353        281,353        296,353
   700,000 .............        208,176         242,569         276,961         311,353        328,853        346,353
   800,000 .............        238,176         277,569         316,961         356,353        376,353        396,353
   900,000 .............        268,176         312,569         356,961         401,353        423,853        446,353
 1,000,000 .............        298,176         347,569         396,961         446,353        471,353        496,353
 1,100,000 .............        328,176         382,569         436,961         491,353        518,853        546,353
 1,200,000 .............        358,176         417,569         476,961         536,353        566,353        596,353
 1,300,000 .............        388,176         452,569         516,961         581,353        613,853        646,353

The salary and bonus of the senior officers of the Company is set forth in the summary compensation table at page 11. As of the end of 1995, Mr. Ridder had 34 years of services with the Company, Mr. Fontaine 8, Mr. Jones 3, Mr. Tierney 5 and Ms. Connors 15. Mr. Fontaine has a retirement agreement which provides for the payment to him of an annual benefit of up to $200,000 annually upon retirement or earlier termination due to disability and a death benefit payable to his surviving spouse.

PERFORMANCE OF THE COMPANY'S STOCK

The following graph compares the cumulative total return on the Company's stock during the past five years with the average cumulative total return during the same period on the stocks which comprise the S&P 500 Stock Index and the S&P Publishing/Newspapers Index.

The S&P 500 Stock Index is comprised of 500 U.S. companies in the industrial, transportation, utilities and financial industries, weighted by market capitalization. The S&P Publishing/Newspapers Index is comprised of Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company and Tribune Company, weighted by market capitalization.

The graph reflects the investment of $100 on December 31, 1990 in the Company's Common Stock, the S&P 500 Stock Index and the S&P Publishing/Newspapers Index. Dividends are assumed to have been reinvested as paid in the Company's Common Stock and in the stocks in the S&P 500 Stock Index and quarterly in the stocks in the S&P Publishing/Newspapers Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              KNIGHT-RIDDER, INC., S&P PUBLISHING/NEWSPAPERS INDEX
                               AND S&P 500 INDEX
                     DECEMBER 31, 1990 - DECEMBER 31, 1995

                                   [GRAPH]


                                        1990          1991         1992         1993         1994         1995
----------------------------------------------------------------------------------------------------------------
 Knight-Ridder, Inc.                  $100.00       $118.79      $133.44      $140.91      $122.43      $155.50

 S&P 500                              $100.00       $130.47      $140.41      $154.56      $156.60      $215.45

 S&P Publishing/Newspapers            $100.00       $121.09      $135.41      $156.83      $144.88      $182.54

COMPENSATION OF DIRECTORS

Directors of the Company who are not employees of the Company receive an annual retainer of $26,000 plus $1,000 for each Board meeting and $800 for each Committee meeting attended as compensation for their services. Directors of the Company are eligible to enter into individual agreements to defer with interest all or a portion of the directors' fees payable to them until such later dates as may be provided in the agreements.

Directors who have never been employed by the Company are eligible to receive a retirement benefit commencing upon retirement from the Board at or after age 65 with at least five years of service or because of disability following at least two years of service. The annual lifetime benefit ranges from 50% of the annual retainer in the case of directors who retire after five years of service on the Board to 100% of the retainer in the case of directors who retire with 10 or more years of service.

Mr. Chapman, a former chief executive officer of the Company, agreed to continue to serve as Chairman of the Executive Committee and to provide consulting services to the Company during the period ending May 31, 1995. The Company paid Mr. Chapman $62,500 for these services in 1995. Mr. P. Anthony Ridder succeeded Mr. Chapman as Chairman of the Executive Committee in June, 1995. Mr. Chapman's retirement agreement with the Company, in recognition of his contribution to the Company, provides for payment of a $79,900 annual benefit to him for his life and thereafter to Mrs. Chapman if she survives him for her life, in addition to benefits payable under the Company's retirement program.

Mr. Fontaine has a retirement agreement which provides for the payment to him of an annual benefit of up to $200,000 annually upon retirement or earlier termination due to disability and a death benefit payable to his surviving spouse.

CERTAIN RELATIONSHIPS AND REPORTS OF CERTAIN STOCK TRANSACTIONS

Joan Ridder Challinor and Eric Ridder are first cousins. Peter B. Ridder, President and Publisher of the Saint Paul Pioneer Press, is a brother of P. Anthony Ridder. Alvah H. Chapman, Jr.'s son-in-law, Robert L. Hilton, is Circulation Marketing Manager at The Wichita Eagle. Frank Page Morris, who resigned as Executive Vice President of The State-Record Company, Inc., in October 1995, is a son of Ben R. Morris. These persons related to directors of the Company received aggregate compensation from the Company in 1995 of $746,935.

The Securities Exchange Act of 1934 requires that the Company's directors and officers file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 1995, except that Robert Ingle, Vice President of the Company, inadvertently was late in reporting a transaction which affected the number of shares in his account under the Company's Investment Savings (401(k)) Plan and that Polk Laffoon, IV, Vice President/Corporate Relations, inadvertently filed a late report regarding his purchase in 1995 of 83 shares of Common Stock.

See "Compensation Committee Interlocks and Insider Participation" on page 7 for information concerning transactions between the Company and organizations with which Mrs. Hauptfuhrer and Mr. Weinberg are associated.

PROPOSALS

PROPOSAL NO. 1 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP, Independent Certified Public Accountants, have been appointed by the Board of Directors of the Company to examine the books and accounts of the Company for the year 1996. They have served as the Company's independent auditors since 1951. The Board of Directors recommends that shareholders approve and ratify this appointment.

Representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL NO. 1.

PROPOSAL NO. 2 -- AMENDMENT TO EMPLOYEE STOCK OPTION PLAN EXTENDING THE POST-DEATH AND POST-DISABILITY EXERCISE PERIODS AND LIMITING THE TOTAL SHARES WHICH CAN BE AWARDED TO AN EMPLOYEE ANNUALLY.

The Company's Employee Stock Option Plan, originally adopted in 1971, provides for the grant to eligible employees of the Company and its subsidiaries of non-qualified and incentive stock options to purchase shares of Common Stock. The Plan also provides for the grant of stock appreciation rights although none have been granted in recent years.

At the end of 1995, 2,202,718 shares remained available for options under the Plan. On February 16, 1996, the closing price of the Company's Common Stock on the New York Stock Exchange Composite Tape was $67.00.

The Compensation Committee administers the Stock Option Plan and determines, in its sole discretion, which employees will receive options, the times when such options will be granted and the number of options to be granted to each employee. The Committee makes these determinations on an individual basis which reflects its assessment of which management level employees of the Company and its operating companies are key to the Company's success. In 1995, 442 employees were granted options covering a total of 665,150 shares. Directors who are not employees are not eligible to receive options. No member of the Compensation Committee is eligible to receive stock options.

The Stock Option Plan does not have an expiration date, but all options must expire no later than ten years from the date of grant. Beginning with options granted in 1994, options are exercisable in three equal installments vesting over a three-year period from the date of the grant. The price at which options may be exercised may not be less than the fair market value of the shares covered by the options on the date the options are granted. Payments for options may be made in cash or by delivery to the Company of shares of the Company's Common Stock or a combination of cash and shares.

The Compensation Committee, in its discretion, may grant stock appreciation rights in tandem with options. A stock appreciation right entitles the optionee to receive from the Company, upon surrender of the related option, an amount (in cash, Company stock, or a combination of cash and stock, as the Committee may determine) equal to the difference between the option price of the shares covered by the surrendered option and the fair market value of the shares on the date the right is exercised. No stock appreciation rights have been granted in recent years.

The Stock Option Plan provides for equitable adjustments by the Board of Directors in the event of stock dividends, recapitalizations, stock splits, or combinations or exchanges of shares by merger, consolidation or other similar means. Although the plan authorizes the grant of both incentive and non-qualified options, only non-qualified options are outstanding.

Upon the exercise of a non-qualified option, the difference between the exercise price and the fair market value of the shares will be taxable as ordinary income to the optionee. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that the holder of an option recognizes ordinary income.

At the present time, the Company's Employee Stock Option Plan provides that an optionee (or his/her representative) has six months in which to exercise an option following the optionee's death or disability. On several occasions in the last few years, there have been instances when these short exercise periods have posed hardships to employees and their families. The Board recommends that the Stock Option Plan be amended by increasing from six months to three years the period during which an option may be exercised following the death or disability of the optionee (and by permitting the options to continue to vest during that period). This amendment will put a disabled employee or the estate of a deceased employee in the same position as a retired employee who has three years under the current provisions of the Plan to exercise an option.

The Board further recommends that the Stock Option Plan be amended to limit to 100,000 the number of shares as to which options can be granted to any individual during a calendar year (subject to adjustment to reflect stock dividends, splits, combinations, etc.).

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.

SHAREHOLDER PROPOSAL -- REDEMPTION OF RIGHTS ISSUED PURSUANT TO THE COMPANY'S SHAREHOLDER RIGHTS PLAN

The Central Laborer Pension Fund of Jacksonville, Illinois, owner of 500 shares of Common Stock, has informed the Company that it intends to present the following resolution at the Annual Meeting and has submitted the following statement of its reasons.

  "RESOLVED: That the Shareholders of Knight-Ridder Corp. urge that the board of directors redeem any shareholder rights plan unless the issue is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as possible.

  SUPPORTING STATEMENT: Knight-Ridder has adopted a shareholder rights plan, often known as a "poison pill."

  Generally, we believe the "pill" is an antiquated and unnecessary device given protections afforded by state law. Further we believe "pills" can serve to insulate management from basic shareholder concerns.

  At Knight-Ridder, we think such insulation could be especially dangerous given rapid restructuring of the media industry, and because of basic business decisions before the board and senior management.

  In 1995, the media industry witnessed major mergers, both proposed and consummated, from the CBS-Westinghouse deal, to the Time-Warner purchase of Turner, to the alliance between Gannett and Multimedia. The emergence of telecommunications continues to challenge print media, and even here, mergers join with advancing technology to present entirely new circumstances for Knight-Ridder on an almost daily basis.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL

Management's Position

In 1986, the Board of Directors adopted a Shareholder Rights Plan pursuant to which Rights to purchase the Company's Common Stock were distributed to shareholders. The Plan was amended in 1988. The Board adopted the Plan in order to assure that ALL of the Company's shareholders receive fair and equal treatment in the event of a proposed takeover of the Company and to guard against coercive tactics sometimes used to gain control of a corporation without paying all shareholders an adequate return on their investment. The Shareholder Proposal requests that your Board of Directors immediately redeem the Rights unless the Shareholder Rights Plan is approved by the affirmative vote of the holders of a majority of outstanding shares. YOUR BOARD OF DIRECTORS BELIEVES THAT NOW IS NOT THE TIME TO CONSIDER WHETHER TO REDEEM THE RIGHTS AND RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL. A similar shareholder proposal was presented at the 1990 Annual Meeting of Shareholders and was defeated.

In the event of an attempted takeover of the Company, the Shareholder Rights Plan is designed to encourage potential acquirors to negotiate with the Company in advance and to provide the Board of Directors with the time to take what the Board believes are the most effective steps to maximize the value that can be achieved for shareholders and to protect their investment in the Company. It protects shareholders in the event of an unsolicited attempt to acquire the Company, including a gradual accumulation of shares in the open market, a partial or two-tiered tender offer that does not treat all shareholders equally, an offer to purchase shares at an inadequate price and other abusive takeover tactics which the Board believes are not in the best interests of the shareholders.

The Shareholder Rights Plan is not intended to prevent a fair offer to purchase all the Company's outstanding shares. The Plan is intended to discourage a takeover which would not be in your best interests. Redeeming the Rights now, and not in the context of a specific acquisition proposal, would deprive the shareholders and the Board of Directors of an important tool which could be effective in dealing with potential acquirors.

When the Plan was adopted, the Board, in accordance with its fiduciary duties to shareholders, consulted with the Company's outside legal and financial advisors and gave careful and thoughtful consideration to the interests of the Company's shareholders and the effect of the Shareholder Rights Plan on them. When the Shareholder Proposal was received, the Board again reviewed the

Shareholder Rights Plan, including advice from legal and financial advisors, and again concluded that the Plan was in the best interests of shareholders.

FOR THESE REASONS, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL.

VOTE REQUIRED

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. To be elected, each director must receive the affirmative vote of the holders of a plurality of the outstanding shares of Common Stock entitled to vote and represented at the Annual Meeting. Approval of Proposal No. 1 and the Shareholder Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and represented at the Annual Meeting. Approval of Proposal No. 2 will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the Proposal.

Shares represented at the meeting in person or by proxy which abstain on a matter or are not voted by a broker because the proxy has not received necessary authorization will be counted in determining the presence of a quorum, but will not be counted as for or against the matter.

SHAREHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders and for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting must be received by the Secretary of the Company at the Company's Executive Offices, One Herald Plaza, Miami, Florida 33132, by November 12, 1996. It is suggested that proposals be submitted by Certified Mail -- Return Receipt Requested.

GENERAL

A shareholder may revoke his or her Proxy by giving notice to the Company in writing or in open meeting.

All expenses incurred in connection with the solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send material to their principals, and the Company may reimburse them for their expenses in so doing.

To the extent necessary and in order to insure sufficient participation in the meeting, officers and regular employees of the Company may, without additional remuneration, in person or by telephone or telegram, request the return of Proxies. In addition, the Company has retained D.F. King & Co., Inc. for assistance in the solicitation of Proxies. For its services, D.F. King will receive a fee estimated at $9,000 plus reimbursement for reasonable and customary out-of-pocket expenses.

Except as stated above, the Board of Directors knows of no other business to be presented at the meeting; but if any other matters come before the meeting, the persons named in the enclosed Proxy will vote the Proxies in accordance with their best judgment.


                                        Douglas C. Harris
                                        Vice President and Secretary

                                                                     APPENDIX A


                              KNIGHT-RIDDER, INC.
                           EMPLOYEE STOCK OPTION PLAN
                      (As amended through March 20, 1996)

1.       PURPOSE
                 The purpose of this Stock Option Plan (hereinafter referred to as the "Plan") is to attract and retain key employees of Knight-Ridder, Inc. (hereinafter referred to as the "Company") and its subsidiaries, by the grant of options and stock appreciation rights.
                 "Subsidiaries" as used herein shall mean corporations (other than Knight-Ridder, Inc.) or partnerships in an unbroken chain of corporations and/or partnerships beginning with Knight-Ridder, Inc. if, at the time the granting of the option or stock appreciation right, each of the corporations and partnerships other than the last corporation or partnership in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in a corporation in such chain or at least a 50% partnership in such chain.
                 Except as provided in Paragraph 7, a "stock appreciation right" shall mean the right of a holder thereof to receive from the Company, upon surrender of the related option, an amount equal to (A) the excess of the fair market value of a share of common stock on the date the stock appreciation right is exercised over the option price provided for in the related option, multiplied by (B) the number of shares with respect to which such stock appreciation right shall have been exercised.
                 The term "fair market value" of a share of common stock as of any date shall be the mean between the highest and lowest sales price of a share of common stock on the date in question as reported on the composite tape for issues listed on the New York Stock Exchange. If no transaction was reported on the composite tape in the common stock on such date, the prices used shall be the prices reported on the nearest day preceding the date in question. If the common stock is not then listed or admitted to trading on such Exchange, "fair market value" shall be the mean between the closing bid and asked prices on the date in question as furnished by any member firm of the New York Stock Exchange selected from time to time for that purpose by the Compensation Committee.

2.       ADMINISTRATION OF THE PLAN
                 The Plan shall be administered by a committee as appointed from time to time by the Board of Directors of the Company, which committee shall consist of not less than three (3) members of such Board of Directors, all of whom shall be disinterested persons. Said committee shall be called the "Compensation Committee."
                 In administering the Plan, the Compensation Committee may adopt rules and regulations for carrying out the Plan. The interpretation and decision with regard to any question arising under the Plan made by the Committee shall, unless overruled or modified by the Board of Directors of the Company, be final and conclusive on all employees of the Company and its subsidiaries participating or eligible to participate in the Plan.
                 A Committee member shall be a "disinterested person" only if such person is not, at the time such person exercises discretion in administering the Plan, eligible and has not at any time within one year prior thereto been eligible for selection as a person to whom stock may be allocated or to whom stock options or stock appreciation rights may be granted pursuant to the Plan or any other plan of the Company or any of its affiliates entitling the participants therein to acquire stock, stock options or stock appreciation rights of the Company or any of its affiliates.

3.        STOCK
                 The stock which may be issued and sold pursuant to the exercise of options or stock appreciation rights granted under the Plan may be authorized and unissued common stock or shares of common stock reacquired by the Company and held in treasury of a total number not exceeding 16,100,000 shares.
                 The shares deliverable under the Plan shall be fully paid and non-assessable shares. Any shares, in respect of which an option is granted under the Plan which shall have for any reason expired or terminated, may be again allotted under the Plan. Any shares covered by options which have been canceled by reason of the exercise of related stock appreciation rights as provided in the immediately following paragraph or which are used to exercise other options or to satisfy tax withholding obligations shall not be available for other options under the Plan.
                 The exercise of options with respect to which stock appreciation rights shall have been granted shall cause a corresponding cancellation of such stock appreciation rights, and the exercise of stock appreciation rights issued in respect of options shall cause a corresponding cancellation of such options.

                 Each option and stock appreciation right granted under the Plan shall be subject to the requirement and condition that if the Board of Directors shall determine that the listing, registration or qualification upon any Securities Exchange under any state or federal law, or the approval or consent of any governmental body is necessary or desirable as a condition of granting such option or stock appreciation right, or the issue or purchase of any shares thereunder, then no such option or stock appreciation right may be exercised in whole or in part unless or until such listing, registration, qualification or approval has been obtained, free of any conditions which are not acceptable to the Board of Directors of the Company.

4.       ELIGIBILITY
                 Options and stock appreciation rights will be granted only to persons who are employees of the Company and its subsidiaries (including officers and directors except for persons acting as directors only). The Compensation Committee of the Board of Directors of the Company shall determine in its sole discretion the employees to be granted options, the number of shares subject to each option, the employees to be granted stock appreciation rights and the options with respect to which such stock appreciation rights shall be granted. Subject to the provisions of Section 12 of the Plan, the maximum number of shares with respect to which options or stock appreciation rights, or a combination thereof, may be granted under the Plan to any person in any calendar year is 100,000.

5.       PRICE
                 The purchase price under each option shall be determined by the Compensation Committee subject to approval by the Board of Directors of the Company, but such price shall not be less than one hundred percent (100%) of the fair market value of the stock at the time such option is granted.

6.       THE PERIOD OF THE OPTION AND THE EXERCISE OF THE SAME
                 Each option granted under the Plan shall expire no later than ten (10) years from the date such option is granted, but the Compensation Committee may prescribe a shorter period for any individual option or options.

                 The shares subject to the option may be purchased from time to time during the option period, subject to any waiting period or vesting schedule the Compensation Committee may specify for any individual option or options. In order to exercise the option or any part thereof, the employee shall give notice in writing to the Company of his intention to purchase all or part of the shares subject to the option, and in said notice he shall set forth the number of shares as to which he desires to exercise such option, and shall pay for such shares at the time of exercise of such option. Such payment may be made in cash, through the delivery to the Company of shares of common stock of the Company with a value equal to the total option price, or through a combination of cash and shares, and any shares so delivered shall be valued at their fair market value on the date on which the option is exercised. Such payment may also be made through the delivery to the Company of all or part of the shares of common stock of the Company that are the subject of the option; provided that such option is not an incentive stock option, and such employee instructs Chemical Mellon Shareholder Services ("CMSS") to effect on the date of such exercise or as early as practicable thereafter the sale of such number of such shares "at the market" in a broker's transaction (within the meaning of Section 4(4) of the Securities Act of 1933, as amended), the proceeds of which shall be at least equal to the purchase price of such option, plus the amount of income tax required to be withheld by the Company plus transaction costs. In accordance with these instructions CMSS shall sell such shares, deliver to the Company the portion of the proceeds of such sale which equals the purchase price of such option plus the amount of income tax required to be withheld by the Company and remit the remaining sale proceeds (net of transaction costs) to such employee.

                 Said employee shall set forth in said notice, if in the opinion of Counsel for the Company it is necessary or desirable, that it is his present intention to acquire said shares being purchased for investment and not with a view to, or for sale in connection with, any distribution thereof. Except as specified in Paragraph 10 below, no option may be exercised except by the Optionee personally while he is in the employ of the Company or its subsidiaries and shall have been so employed continuously since the granting of his option.

                 No Optionee or his legal representative, legatees or distributees, as the case may be, shall be or have any of the rights and privileges of a shareholder of the Company by reason of such option unless and until certificates for shares are issued to him under the terms of the Plan.

7.       THE PERIOD OF THE STOCK APPRECIATION RIGHT AND THE EXERCISE OF THE
         SAME
                 A stock appreciation right granted under the Plan shall be exercisable during the period commencing on a date specified by the Compensation Committee and ending on the date on which the related option expires unless such option is earlier canceled or terminated, provided that such right may be exercised by an officer (as that term is defined in the Securities Exchange Act of 1934), a director or a beneficial owner of more than 10% of any class of the Company's equity securities only during any period beginning on the third business day following the release of a quarterly or annual summary statement of the Company's sales and earnings and ending on the twelfth business day following such date (a "ten-day window period"). Notwithstanding the preceding sentence, the Compensation Committee may provide for the grant of a stock appreciation right the exercise of which may occur outside of a ten-day window period but shall be limited to a sixty-day period following certain events specified by the Compensation Committee in the grant of such stock appreciation right. Moreover, notwithstanding the third subparagraph of Paragraph 1 above, the Compensation Committee may provide that such stock appreciation right shall be payable only in cash and that, in addition to payment of the amount otherwise due upon exercise of such stock appreciation right, the holder thereof shall receive (unless such stock appreciation right is in tandem with an incentive stock option, as defined in Section 422A(b) of the Internal Revenue Code of 1986, as amended), an amount equal to the excess of the highest price paid for a share of common stock in the open market or otherwise over the sixty-day period prior to exercise over the fair market value of a share of common stock on the date the stock appreciation right is exercised.

                 In order to exercise the stock appreciation right or any part thereof, the employee shall give notice in writing to the Company of the intention to exercise such right, and in said notice the employee shall set forth the number of shares as to which such employee desires to exercise the stock appreciation right, provided that such right may not be exercised with respect to a number of shares in excess of the number for which such option could then be exercised.

                 Except as specified in Paragraph 10 below, no stock appreciation right may be exercised except by the holder thereof personally while such holder is in the employ of the Company or its subsidiaries and shall have been so employed continuously since the granting of the stock appreciation right.

                 No holder of a stock appreciation right or such holder's legal representatives, legatees or distributees, as the case may be, shall be or have any of the rights and privileges of a shareholder of the Company by reason of such stock appreciation right unless and until certificates for such shares are issued to such holder under the terms of the Plan.

8.       NON-TRANSFERABILITY OF OPTION AND STOCK APPRECIATION RIGHT
                 No option or stock appreciation right granted under the Plan to an employee shall be transferred by him otherwise than by Will or by the laws of Descent and Distribution, and such option or stock appreciation right shall be exercisable during his lifetime only by him.

9.       TERMINATION OF EMPLOYMENT
                 If an Optionee shall cease to be employed by the Company or one of its subsidiaries, as the case may be, for any reason other than death, disability or retirement pursuant to a retirement plan of the Company or one of its subsidiaries, any option and any stock appreciation right theretofore granted to him which has not been exercised shall forthwith cease and terminate. However, the Compensation Committee of the Board of Directors may provide in the grant of any option or stock appreciation right or in an amendment of such grant that in the event of any such termination of employment (except termination for cause by the Company or one of its subsidiaries), any option and any stock appreciation right theretofore granted to him which has not been exercised shall be exercisable only within three months after his termination, but in no event after the expiration of the stated term of said option or any such stock appreciation right. The Company or any of its subsidiaries shall have "cause" to terminate the Optionee's employment only on the basis of the Optionee's having been guilty of fraud, misappropriation, embezzlement or any other act or acts of dishonesty constituting a felony and resulting or intended to result directly or indirectly in a substantial gain or personal enrichment to the Optionee at the expense of the Company or any of its subsidiaries. Notwithstanding the foregoing, the Optionee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Optionee a copy of a resolution (i) duly adopted by three-quarters (3/4) of the entire membership of the Compensation Committee of the Board of Directors, or of the Board of directors of the Company, at a meeting called and held for such purpose after reasonable notice to the Optionee and an opportunity for the Optionee, together with the Optionee's counsel, to be heard before such Committee or the Board of Directors of the Company, as the case may be, and
(ii) finding that in the good faith opinion of such Committee or the Board of Directors of the Company, as the case may be, the Optionee was guilty of conduct described in the preceding sentence of this paragraph and specifying the particulars of such conduct in detail.

10. RETIREMENT, DEATH OR DISABILITY OF OPTIONEE OR HOLDER OF STOCK APPRECIATION RIGHT
         In the event of the retirement of an Optionee pursuant to a retirement plan of the Company or one of its subsidiaries, as the case may be, the option and any stock appreciation right heretofore granted to him shall be exercisable during such period of time, not to exceed one (1) year after the date of such retirement with respect to incentive stock options, as defined in Section 422 (b) of the Internal Revenue Code of 1986, as amended, and not to exceed three (3) years after the date of such retirement with respect to all other stock options and stock appreciation rights, as the Compensation Committee shall specify in the option grant either at the time of grant or by amendment, but in no event after the expiration of the term of said option or any such stock appreciation right.

             In the event of the disability or death of an Optionee while in the employ of the Company or one of its subsidiaries, or during the post-employment period referred to in the immediately preceding paragraph, the option heretofore granted to him shall be exercisable during such period of time, not to exceed one (1) year after the date of such disability or death, with respect to incentive stock options, as defined in Section 422 (b) of the Internal Revenue Code of 1986, as amended, and not to exceed three (3) years after the date of such disability or death, with respect to all other stock options, as the Compensation Committee shall specify in the option grant either at the time of grant or by amendment, but in no event after the expiration of the term of said option.

             In the event of the disability or death of the holder of a stock appreciation right while in the employ of the Company or one of its subsidiaries, or during the post-employment period referred to in the first paragraph of this Section 10, the stock appreciation right heretofore granted to him shall be exercisable any time prior to three (3) years after the date of such disability or death, but in no event after the expiration of the term of such stock appreciation right.

                 Such option or stock appreciation right may only be exercised by the personal representative of such decedent or by the person or persons to whom such employee's rights under the option or stock appreciation right shall pass by such employee's Will or by the laws of Descent and Distribution of the state of such employee's domicile at the time of death, and then only as and to the extent that such employee was entitled to exercise the option or stock appreciation right on the date of death.

11.      WRITTEN AGREEMENT
                 Within a reasonable time after the date of grant of an option, an option and stock appreciation right or a stock appreciation right related to a previously granted option, a written agreement in a form approved by the Compensation Committee shall be duly executed and delivered to the Optionee.

12.      ADJUSTMENT BY REASON OF RECAPITALIZATION, STOCK SPLITS STOCK
         DIVIDENDS, ETC.
             If, after the effective date of this plan, there shall be any changes in the common stock structure of the Company by reason of the declaration of stock dividends, recapitalization resulting in stock split-ups, or combinations or exchanges of shares by reason of merger, consolidation, or by any other means, then the number of shares available for options and stock appreciation rights, the shares subject to any options, the number of shares available for and subject to stock appreciation rights and the maximum number of shares with respect to which options and stock appreciation rights may be granted to any person shall be equitably and appropriately adjusted by the Board of Directors of the Company as in its sole and uncontrolled discretion shall seem just and reasonable in the light of all the circumstances pertaining thereto.



13.      RIGHT TO TERMINATE EMPLOYMENT
                 The plan shall not confer upon any employee any right with respect to being continued in the employ of the Company and its subsidiaries or interfere in any way with the right of the Company and its subsidiaries to terminate his employment at any time, nor shall it interfere in any way with the employee's right to terminate his employment.

14.      WITHHOLDING AND OTHER TAXES
                 The Company or one of its subsidiaries shall have the right to withhold from salary or otherwise or to cause an Optionee (or the executor or administrator of his estate or his distributee) to make payment of any Federal, State, local or foreign taxes required to be withheld with respect to any exercise of a stock option or a stock appreciation right. An Optionee may irrevocably elect to have the withholding tax obligation or, if the Compensation Committee so determines, any additional tax obligation with respect to any exercise of a stock option satisfied by (a) having the Company or one of its subsidiaries withhold shares otherwise deliverable to the Optionee with respect to the exercise of the stock option, or (b) delivering back to the Company shares received upon the exercise of the stock option or delivering other shares of common stock; that any such election shall be made either (i) during a "ten-day window period", or (ii) at least six months prior to the date income is recognized with respect to the exercise of a stock option.


15.      AMENDMENT TO THE PLAN
                 The Board of Directors shall have the right to amend, suspend or terminate the Plan at any time; provided, however, that no such action shall affect or in any way impair the rights of the holder of any option or stock appreciation right theretofore granted under the Plan; and provided further, that unless first duly approved by the common shareholders of the Company entitled to vote thereon at a meeting (which may be the annual meeting) duly called and held for such purpose, no amendment or change shall be made in the Plan (a) increasing the total number of shares which may be purchased or transferred upon exercise of options or stock appreciation rights under the Plan by all employees; (b) changing the minimum purchase price hereinbefore specified for the optioned shares; (c) changing the maximum option period; (d) increasing the amount that may be received upon exercise of a stock appreciation right; or (e) allowing a stock appreciation right to be exercised after the expiration date of the related option.

16.      EFFECTIVE DATE OF THE PLAN
                 The Plan shall be effective as of February 24, 1971.

17.      SAVINGS CLAUSE
                 Nothing included in this Plan by amendment shall revoke or alter the terms and provisions of the Plan as in effect prior to such amendment with respect to options granted under the Plan prior thereto.

                                                                      APPENDIX B

                              KNIGHT-RIDDER, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         P. ANTHONY RIDDER, JOHN C. FONTAINE and CRISTINA L. MENDOZA, or any of them, with full power of substitution, are hereby authorized to represent the undersigned and to vote all shares of Common Stock of KNIGHT-RIDDER, INC. held of record by the undersigned on March 4, 1996 at the Annual Meeting of Shareholders of said Company to be held on April 23, 1996 and at any adjournment(s) thereof:




                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY


 THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED IN THE SPACES PROVIDED BELOW.     Please mark
 IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED BELOW AND FOR           your votes           X
 PROPOSALS NO. 1 AND NO. 2 AND AGAINST THE SHAREHOLDER PROPOSAL.                                          as indicated in
                                                                                                          this example


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" AND "FOR"
      PROPOSALS NO. 1 AND NO. 2 AND "AGAINST" THE SHAREHOLDER PROPOSAL.

Election of the following                 FOR ALL       WITHHOLD FOR       Shareholder Proposal: Request     FOR   AGAINST   ABSTAIN
nominees as Directors:                   NOMINEES       ALL NOMINEES       for redemption of rights          [ ]     [ ]       [ ]
Nominees for Election as Directors         [ ]              [ ]            issued pursuant to the Company's
for Terms Ending 1999                                                      Shareholder Rights Plan.
James I. Cash, Jesse Hill, Jr.,
Thomas L. Phillips, P. Anthony Ridder
and Randall L. Tobias

Nominees for Election as Directors
for Terms Ending 1998
Joan Ridder Challinor and John C. Fontaine

To withhold authority to vote for any                                      In their discretion, the proxies are authorized to vote
individual nominee, write the name of                                      upon such other matters as may properly come before the
that nominee in the space below.                                           meeting.

Proposal No. 1: Ratification of            FOR   AGAINST  ABSTAIN          NOTE: PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS
Appointment of Ernst & Young LLP           [ ]     [ ]      [ ]            BELOW AND RETURN IN THE ENCLOSED ENVELOPE. IF ACTING AS
as Independent Auditors.                                                   EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., YOU
                                                                           SHOULD SO INDICATE WHEN SIGNING. IF THE SIGNER IS A
Proposal No. 2: Amendments to the          FOR   AGAINST  ABSTAIN          CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME, BY
Employee Stock Option Plan extending       [ ]     [ ]      [ ]            DULY AUTHORIZED OFFICER.
the period during which an option may be
exercised after death or disability and
limiting the number of shares that may be
optioned in a calendar year to any employee.







SIGNATURE_______________________________________________  SIGNATURE____________________________________________  DATE_______________

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